Exhibit 99.2

Potential Questions and Answers

Investors and Employees

April 2016

CONFIDENTIAL

1.	What will be the name of the combined company?

The company is currently determining the name for the new company. It will reflect its new business focus.

2.	Will the combined company continue to trade on NASDAQ?

Yes, we expect that the combined company will qualify to continue to trade on NASDAQ.

3.	Will the company get a new trading symbol?

Yes

4.	Please describe the terms of the transaction?

FHC and APP have entered into a definitive merger agreement. Under the agreement, shareholders of FHC and APP are expected to own approximately 55% and 45% of the combined entity, respectively. The transaction is subject to certain closing conditions, including the approval by a two-thirds vote of FHC stockholders, and is expected to close in the 3rd quarter of calendar 2016.

5.	What other transactions did the FHC board consider?

The board evaluated a number of potential transactions, including the acquisition of products and/or companies. The board approved the merger with APP and believes the transaction is compelling and in the best interests of shareholders.

6.	Where will the company be headquartered?

We expect the headquarters of the combined entity will be in Miami, Florida.

7.	Will you keep FHC’s offices and manufacturing plants?

Yes, we currently expect the offices in Chicago will be the base of operations for the women’s health franchise and to retain our London office and our manufacturing operations in Malaysia.

8.	Do you anticipate layoffs? If so, how many?

No

9.	What is the rationale for the transaction? What are the strategic benefits of combining the two companies?

The two companies have complementary strengths and, together, have enhanced growth prospects.

The transaction combines FHC’s existing consumer health product and commercial operation with APP’s extensive portfolio of drug development programs and consumer health products.

More specifically, the transaction combines FHC’s existing consumer health product and commercial operation with APP’s extensive portfolio of drug development programs and consumer health products. Pharmaceuticals will transform the company’s ability to reach large markets with products that will have high margins and prospects for growth.

A portfolio of drug products and additional consumer health products mitigate the inherent risks associated with companies that are either in only the drug development phase or reliant on a single product.

10.	What does APP bring to the transaction?

APP brings:

•	a deep pipeline of both late and early stage product candidates focused in oncology and men’s and women’s health that are a combination of 505(b)(2) products (product candidates that have an abbreviated regulatory pathway to NDA filing and approval) as well as new chemical entities that provide an opportunity for high reward; and

•	a seasoned, first class management team with experience and expertise in pharmaceutical clinical development and commercialization as well as consumer health products.

11.	How is APP being valued?

APP was valued based on a number of factors, including a pre-IPO valuation of 505(b)(2) companies similar to APP, a valuation of public pre-commercial 505(b)(2) companies similar to APP, an estimate of the discounted cash flow for APP’s 505(b)(2) programs and NCE programs, and a recently completed round of financing by APP.

12.	Why is APP being valued higher than FHC?

Actually FHC is being valued higher.

13.	Is there a termination fee and how much?

While it is the intention of both sides to complete the transaction, if FHC or APP terminate the merger agreement under certain circumstances FHC will be obligated to pay APP a termination fee of $2.5 million.

14.	Why do the deal now when FHC’s stock price is trading near its 5-year low?

We have been evaluating a number of transactions for the last year. We believe that the FHC stock reflects a single product company and the risks associated with it. We believe diversification by adding pharmaceutical products will provide growth and mitigate against risk. We believe this transaction accomplishes this objective, and as such, is in the best interests of FHC shareholders to maximize and grow shareholder value.

15.	When do you expect the transaction to close?

We expect the transaction to close in the third quarter of this calendar year.

16.	Did the boards of both companies unanimously approve the transaction?

The transaction was approved by all of the FHC board members who voted (one FHC board member abstained from voting) and unanimously by the APP board.

17.	What merger related and/or restructuring costs do you expect to incur in the coming quarters?

We expect to incur typical merger related costs such as fees for advisers and the proxy solicitation, as well as special costs associated with re-incorporating the company in Delaware, changes to the company name, NASDAQ fees, headquarters etc.

18.	Do you need any regulatory approvals?

No, we are not aware of any significant regulatory approvals, although FHC will need to file a proxy statement with the SEC and make all necessary filings for the listing of the shares of the combined company on NASDAQ.

19.	Do you need the approval of FHC shareholders?

Yes, we need the approval of the holders of at least two-thirds of the outstanding FHC common stock.

20.	Is it a simple majority or a super majority?

Super majority meaning the holders of at least two-thirds of the outstanding FHC common stock.

21.	Will you engage a proxy solicitation firm?

Yes, FHC plans to engage a proxy solicitation firm in connection with its shareholder vote.

22.	Please describe the near-term opportunities: by product, what is the size of the addressable market? How long to commercialization?

APP brings a number of late and early stage drug candidates that address large patient populations. The combined addressable market exceeds $30 billion. We believe the pipeline contains three drug candidates that have the potential to be launched within four years – one each in 2018, 2019 and 2020. APP also has an OTC product PREBOOST that is scheduled for launch in late 2016, and an already formulated sexual health vitamin/supplement for men and women.

23.	What is the competitive landscape?

We believe each of our product candidates could generate significant revenues and capture meaningful market share in each of the markets for which it is indicated.

24.	Will you need to build manufacturing facilities? If so, where would you build them, how soon and at what cost?

No, we expect to engage contract manufacturers for the drug candidates in the combined company’s pipeline.

25.	Do you have enough cash to pay for the development of all of your product candidates?

No, we will likely need to raise additional capital in the future when we have initiated clinical trials for our drug candidates in the pipeline. To the extent practicable, our plan is to use cash flow generated from product sales to pay for our product development program.

26.	If not, how much will you need to raise, what is the timing and how will you finance (debt or equity offering)?

We estimate the total cost of the clinical program for the pipeline portfolio to be approximately $110 million which includes milestone payments over the next 4-5 years. A portion of that will be paid from cash flow generated from sales of FC2, PREBOOST and the sexual health vitamin/supplement for men and women as well as profits from the successful commercialization of drug candidates in our pipeline.

27.	How do you plan to raise the money? When do you plan to start?

Our plan is to begin immediately to educate our current shareholders about our new company in connection with the vote by FHC shareholders on this transaction. We will also do extensive investment bank meetings and nondeal roadshows with institutional investors in US and Europe, and participate in health care conferences to build public and institutional support for our new company. We plan to use current resources and capital to initiate our pharmaceutical programs and fund company operations, and by late fall of 2016, we expect that we will have educated a sufficient group of institutional investors to access the public markets for an equity offering. The plan is to file an NDA for Tamsulosin DRS in 2017. We believe the potential revenue generated from Tamsulosin sales by 2018 and growth of FC2 revenues in the private and public sectors may allow us to begin to self-fund our company or raise additional capital with a higher valuation and less dilution to our shareholders.

28.	What expertise do you need to add that you do not currently have?

The management team and staff are nearly set. In the near-term, we may need to add only a small number of individuals.

29.	Have you locked up all key personnel?

We believe our leadership team is set.

30.	Have you lost any key personnel?

No

31.	Who were the advisers on the transaction?

Torreya Partners acted as financial advisor to FHC and Reinhart Boerner Van Deuren s.c. served as legal counsel to FHC. Littman Krooks LLP and Greenberg Traurig LLP served as legal counsel to APP.

Employee Questions:

32.	What happens to my FHC restricted stock?

It will vest under the continuing schedule unless your grant agreement provides for the acceleration of vesting upon a change of control.

33.	What does this acquisition mean for me?

There is a lot to do and we’ll be focused on continuing to grow the combined company. After we close the transaction we will begin the integration process which will allow us to fully evaluate the combined organizations and to develop a detailed integration plan. As we develop the detailed plan, we will communicate specifics with everyone as decisions are made. With this transaction we believe there will be tremendous opportunities for career enhancement.

34.	Will we be closing down offices or plants?

No

35.	Will you be laying off employees?

No layoffs are currently planned.

36.	Will there be any changes to whom I report?

For the vast majority, we do not currently anticipate any changes. Any changes will be communicated directly and in short order.

O.B. Parrish will be retiring as CEO/Chairman, but will remain on the Board. Mitchell Steiner, MD will be CEO and President of the new company.

Forward-Looking Statements

This communication contains forward-looking statements, including those regarding the proposed merger transaction between The Female Health Company (“FHC”) and Aspen Park Pharmaceuticals, Inc. (“APP”) and the integration of our two businesses. These statements are subject to known and unknown risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. These risks and uncertainties include but are not limited to: the risk that the proposed transaction may not be completed in a timely manner or at all; the satisfaction of conditions to completing the transaction, including the ability to secure approval by a two-thirds vote of FHC’s shareholders; risks that the proposed transaction could disrupt current plans and operations; costs, fees and expenses related to the proposed transaction; risks related to the development of APP’s product portfolio, including regulatory approvals and time and cost to bring to market; risks relating to the ability of the combined company to obtain sufficient financing on acceptable terms when needed to fund development and company operations; the risk that, even if it is completed, we may not realize the expected benefits from the transaction; and other risks described in FHC’s filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended September 30, 2015 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015. These documents are available on the “SEC Filings” section of our website at http://fhcinvestor.com. All forward-looking statements are based on information available to us as of the date hereof, and FHC does not assume any obligation and does not intend to update any forward-looking statements, except as required by law.

Additional Information about the Proposed Transaction and Where You Can Find It

FHC plans to file a proxy statement with the SEC relating to a solicitation of proxies from its shareholders in connection with a special meeting of shareholders of FHC to be held for the purpose of voting on matters relating to the proposed transaction. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, FHC SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

The proxy statement and other relevant materials, and any other documents filed by FHC with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders of FHC may obtain free copies of the documents filed with the SEC by contacting FHC’s Chief Financial Officer at (312) 595-9123, or by writing to Chief Financial Officer, The Female Health Company, 515 North State Street, Suite 2225, Chicago, Illinois 60654.

Interests of Certain Participants in the Solicitation

FHC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of FHC in favor of the proposed transaction. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.